NEWS RELEASE

Coeur Reports Fourth Quarter and Full-Year 2021 Results
Provides Full-Year 2022 Guidance

Chicago, Illinois - February 16, 2022 - Coeur Mining, Inc. (“Coeur” or the “Company”) (NYSE: CDE) today reported fourth quarter 2021 financial results, including revenue of $208 million and cash flow from operating activities of $35 million. The Company reported GAAP net loss from continuing operations of $11 million, or $0.04 per share, which included a non-cash unrealized loss of $8 million on strategic equity investments, primarily related to Coeur’s 18% equity ownership of Victoria Gold Corp. (“Victoria”) during the quarter. On an adjusted basis1, Coeur reported EBITDA of $49 million, cash flow from operating activities before changes in working capital of $38 million and net loss from continuing operations of $12 million, or $0.05 per share.
For the full year, Coeur reported revenue of $833 million, cash flow from operating activities of $110 million and GAAP net loss from continuing operations of $31 million, or $0.13 per share. On an adjusted basis1, the Company reported EBITDA of $211 million, cash flow from operating activities prior to changes in working capital of $146 million and net loss from continuing operations of $1 million, or $0.01 per share

Key Highlights
•Solid fourth quarter production growth led to full-year production within guidance ranges – Gold and silver production increased 2% and 6% quarter-over-quarter, respectively, to 88,946 ounces and 2.6 million ounces. Full-year gold and silver production totaled 348,529 ounces and 10.1 million ounces, respectively, within the Company’s consolidated production guidance range for both metals
•Strong cost performance from primary gold operations – Full-year adjusted costs applicable to sales2 at Palmarejo, Kensington and Wharf were within their guidance ranges for 2021 despite inflationary cost headwinds, leading to strong free cash flow1 at each of these primary gold operations. During 2021, gold sales represented 70% of the Company’s total revenue
•Largest exploration program in Company history extended mine lives and drove resource growth – Coeur increased total exploration investment 41% year-over-year to $71 million in 2021, bringing its five-year cumulative investment in exploration to nearly $240 million, which has led to significant increases in reserves and resources. From the 2021 program, mine life extensions at Palmarejo and Wharf as well as significant resource additions at Silvertip and Kensington continue to lay the foundation for future organic growth
•Updated capital and schedule estimates for Rochester expansion provide clarity – The Company estimates the total capital for the Plan of Operations Amendment 11 (“POA 11”) will be approximately $520 million, which is in-line with recent updates. Approximately $236 million has been incurred on the project as of December 31, 2021. In addition, Coeur estimates the cost to incorporate pre-screens into the new crusher circuit and associated re-assessment of project contingency to be approximately $70 - $80 million. Construction is expected to be completed mid-2023 with commissioning to follow. Post-expansion, full-year production is expected to average roughly 8 million ounces of silver and 76,250 ounces of gold with average free cash flow1 of $90 million from 2024 to 2034

•Silvertip trade-off study underway – The Company commenced work to assess the economics of a potential larger expansion and restart of its high-grade Silvertip silver-zinc-lead property in British Columbia. The review is evaluating the potential to target a higher throughput to take advantage of the significant resource growth and on a timetable that would sequence an expansion and restart following completion and commissioning of the Rochester expansion. Results from this ongoing work are expected by the end of the year
•Initial Technical Report Summaries filed under new SEC rules confirm strength and stability of Coeur’s multi-asset portfolio – The Company today filed initial Technical Report Summaries pursuant to Item 1300 of SEC Regulation S-K. Highlights from the reports include reserve-only based mine lives of 8 years at Palmarejo, 13 years at Rochester, 3 years at Kensington and 8 years at Wharf

“Solid contributions from our diversified portfolio led to Coeur’s strongest annual revenue in nearly a decade,” said Mitchell J. Krebs, President and Chief Executive Officer. “Achieving our annual production guidance for both gold and silver was particularly gratifying in light of the global economic disruptions that continue to impact our industry.
“Through it all, our focus remained squarely on advancing the POA 11 expansion project at Rochester in northern Nevada. Comprehensive development and planning work during the fourth quarter has provided significant clarity on costs and timing. We believe the decision to proceed with pre-screens as an expected accretive scope change to the existing project flowsheet will contribute further to Rochester’s overall flexibility. The updated Rochester capital schedule envisions a long-lived linchpin of sustainable production and free cash flow with compelling opportunities for further organic growth.
“We also continued our successful multi-year exploration program by executing the largest drilling campaign in Coeur’s history. Our commitment to delivering organic growth through the drill bit led to further extension of mine lives at Wharf and Palmarejo as well as enhanced understanding of geologic models in all our operating districts. We also made important new discoveries at our Silvertip property in northern British Columbia and Crown property in southern Nevada.
“We have taken advantage of the higher metal prices in recent years to invest in the attractive returns available from brownfield expansions and exploration to position the Company as America’s premier, growing precious metals mining company with a diversified, North American asset base capable of generating attractive returns and sustainable cash flow over the long-term.”

Financial and Operating Highlights (Unaudited)

(Amounts in millions, except per share amounts, gold/silver ounces produced & sold, and per-ounce metrics)	2021	4Q 2021	3Q 2021	2Q 2021	1Q 2021	2020	4Q 2020
Gold Sales	$578.9	$146.7	$147.7	$146.2	$138.3	$584.6	$162.0
Silver Sales	$253.9	$61.2	$60.2	$68.7	$63.8	$200.2	$66.4
Consolidated Revenue	$832.8	$207.8	$208.0	$214.9	$202.1	$785.5	$228.3
Costs Applicable to Sales[2]	$511.5	$136.5	$134.3	$132.6	$108.1	$440.3	$118.6
General and Administrative Expenses	$40.4	$9.6	$8.7	$10.5	$11.6	$33.7	$8.4
Net Income (Loss)	$(31.3)	$(10.7)	$(54.8)	$32.1	$2.1	$25.6	$11.9
Net Income (Loss) Per Share	$(0.13)	$(0.04)	$(0.21)	$0.13	$0.01	$0.11	$0.05
Adjusted Net Income (Loss)[1]	$(1.4)	$(11.6)	$(2.9)	$(0.8)	$13.9	$59.0	$19.1
Adjusted Net Income (Loss)[1] Per Share	$(0.01)	$(0.05)	$(0.01)	$0.00	$0.06	$0.24	$0.08
Weighted Average Shares Outstanding	250.0	254.8	254.7	252.1	244.5	242.5	244.3
EBITDA[1]	$148.4	$28.3	$(14.2)	$84.6	$49.7	$214.8	$76.7
Adjusted EBITDA[1]	$210.8	$48.7	$48.8	$52.7	$65.9	$263.4	$84.0
Cash Flow from Operating Activities	$110.5	$35.0	$21.8	$58.1	$(4.4)	$148.7	$67.3
Capital Expenditures	$309.8	$100.9	$71.3	$78.2	$59.4	$99.3	$37.4
Free Cash Flow[1]	$(199.3)	$(65.9)	$(49.4)	$(20.2)	$(63.8)	$49.4	$29.8
Cash, Equivalents & Short-Term Investments	$56.7	$56.7	$85.0	$124.1	$154.1	$92.8	$92.8
Total Debt[3]	$487.5	$487.5	$442.4	$414.2	$412.1	$275.5	$275.5
Average Realized Price Per Ounce – Gold	$1,652	$1,652	$1,645	$1,651	$1,664	$1,641	$1,663
Average Realized Price Per Ounce – Silver	$25.06	$23.17	$24.18	$26.60	$26.19	$20.79	$24.21
Gold Ounces Produced	348,529	88,946	87,083	87,275	85,225	355,678	96,377
Silver Ounces Produced	10.1	2.6	2.5	2.6	2.4	9.7	2.8
Gold Ounces Sold	350,347	88,930	89,804	88,501	83,112	356,251	97,400
Silver Ounces Sold	10.1	2.6	2.5	2.6	2.4	9.6	2.7

Financial Results
Fourth quarter 2021 revenue totaled $208 million compared to $208 million in the prior period and $228 million in the fourth quarter of 2020. The Company produced 88,946 and 2.6 million ounces of gold and silver, respectively, during the quarter. Metal sales totaled 88,930 ounces of gold and 2.6 million ounces of silver. Average realized gold and silver prices for the quarter were $1,652 and $23.17 per ounce, respectively, compared to $1,645 and $24.18 per ounce in the prior period and $1,663 and $24.21 per ounce in the fourth quarter of 2020.
Coeur generated $833 million in revenue during 2021, representing a 6% increase year-over-year and its highest annual revenue in nearly ten years. Full-year gold and silver production totaled 348,529 and 10.1 million ounces, respectively, compared to 355,678 ounces of gold and 9.7 million ounces of silver in 2020. Metal sales in 2021 included 350,347 and 10.1 million ounces of gold and silver, respectively. Average realized gold and silver prices for the year were $1,652 and $25.06 per ounce, respectively, compared to $1,641 and $20.79 per ounce in 2020.
Gold and silver sales accounted for 71% and 29% of quarterly revenue, respectively. For the full year, gold and silver sales accounted for 70% and 30% of revenue. The Company’s U.S. operations accounted for approximately 61% and 62% of fourth quarter and full-year revenue, respectively.

Costs applicable to sales2 remained consistent quarter-over-quarter at $137 million while increasing 16% year-over-year to $512 million. Higher costs during the year were due primarily to increased maintenance and consumable costs driven by inflation.
General and administrative expenses for the fourth quarter and full-year totaled $10 million and $40 million, respectively, compared to $9 million and $34 million in the prior periods, and at the low end of Coeur’s 2021 guidance range of $40 - $45 million. Higher general and administrative expense in the fourth quarter and full-year primarily reflects increased employee-related expenses.
Coeur invested approximately $18 million ($14 million expensed and $4 million capitalized) in exploration during the quarter, compared to roughly $20 million ($15 million expensed and $5 million capitalized) in the prior period. For the full year, the Company invested approximately $71 million ($51 million expensed and $20 million capitalized), compared to roughly $51 million ($43 million expensed and $8 million capitalized), reflecting completion of the largest exploration program in Coeur’s history and within the Company’s 2021 guidance range of $65 - $75 million. See the “Operations” and “Exploration” sections for additional detail on the Company’s exploration activities.
Operating costs related to COVID-19 mitigation and response efforts remained relatively steady quarter-over-quarter at $1 million, bringing the full-year expense to approximately $7 million. These costs were primarily driven by employee-related expenses at Kensington and Palmarejo, and are included in “Pre-development, reclamation, and other expenses” on the Company’s income statement. Coeur has maintained rigorous health and safety protocols across its operations aimed at limiting the exposure and transmission of COVID-19 which has led to minimal business interruptions.
The Company recorded income tax expense of approximately $1 million and $35 million during the fourth quarter and for the full year, respectively. Cash income and mining taxes paid during the period totaled approximately $10 million, bringing the full-year figure to $57 million. Cash taxes paid in 2021 primarily reflect income and mining tax payments in Mexico. Additionally, Coeur expects to pay approximately $20 - $25 million in cash taxes during the first quarter of 2022 primarily as a result of its annual tax filings in Mexico.
Quarterly operating cash flow totaled $35 million compared to $22 million in the prior period, largely driven by favorable changes in working capital resulting primarily from the timing of payments. The Company satisfied the remaining $8 million obligation under its prepayment agreement at Kensington and exercised an option to receive an additional $15 million prepayment, resulting in a net cash inflow of approximately $7 million in the fourth quarter. For the full year, operating cash flow decreased 26% to $110 million largely driven by lower profitability at Rochester, Kensington and Wharf.
Capital expenditures increased 42% quarter-over-quarter to $101 million, bringing the full-year total to $310 million and within Coeur’s 2021 guidance range of $280 - $310 million. Higher quarterly capital expenditures were driven by increased investment across the Company’s portfolio. Expenditures related to the POA 11 expansion project at Rochester totaled $47 million and $148 million during the quarter and full-year, respectively. Sustaining and development capital expenditures accounted for approximately 32% and 68%, respectively, of Coeur’s total capital investment in 2021.

Capital Projects Update
Rochester Expansion
As previously disclosed, the Company began seeing inflationary pressures on bids for remaining unawarded contracts on the POA 11 expansion project at Rochester during the second half of 2021, most notably on two structural, mechanical, piping, electrical and instrumentation (“SMPEI”) construction contracts for the Merrill-Crowe process plant and crushing circuit, respectively. Coeur recently selected TIC - The Industrial Company, a subsidiary of Kiewit, as the general SMPEI contractor for construction of the Merrill-Crowe process plant and crusher corridor based on a revised commercial approach from the previous lump-sum commercial model to a single contract. SMPEI work under the initial contract is beginning to advance.
Coeur has also advanced work related to implementation of pre-screens as part of the POA 11 expansion project and has elected to proceed with this scope change enhancement. As previously disclosed, the Company plans to integrate pre-screens into the current crushing system at Rochester, which is expected to drive improved performance while providing valuable operating experience and knowledge that can be applied to the new crushing circuit as part of the POA 11 expansion. Coeur has commenced detailed engineering for pre-screens and intends to align construction of the pre-screens with the completion of the crusher corridor. Installation of pre-screens on the existing crusher system is scheduled for the first half of 2022 with commissioning expected to begin around mid-year.
In connection with the items discussed above, the Company has conducted a comprehensive re-baselining of the overall schedule and costs associated with the original scope of POA 11. Updates to key elements of the project timeline including commissioning are highlighted below:

	Start Date	Initial Target Completion Date	Updated Target Completion Date
Stage VI Leach Pad	2H 2020 ✓	Mid-2022	Mid-2023
Merrill-Crowe Process Plant	1H 2021 ✓	YE 2022	Mid-2023
Crushing Circuit	1H 2021 ✓	YE 2022	3Q-2023

Coeur now estimates the total construction capital for POA 11 to be approximately $597 million, which includes the 10-15% previously announced potential cost escalation as well as $70 - $80 million related to pre-screen implementation and additional project contingency to reflect ongoing COVID and schedule risk. As of December 31, 2021, the Company has incurred approximately $236 million in the expansion and 61% of the capital is now committed (excluding the recently-awarded SMPEI contract, which is expected to be formalized in the first quarter).
Excluding capital leases, Coeur forecasts capital expenditures related to POA 11 to be approximately $217 - $257 million and $131 - $171 million in 2022 and 2023, respectively. Additional details on expected production and capital expenditures for Rochester can be found in the Technical Report Summary filed by the Company with the U.S. Securities and Exchange Commission on February 16, 2022 and summarized below.

Average Throughput (tons)[4]	35 million
Life of Mine based on Reserves	13 years
Strip Ratio	0.53:1
Average Production (ounces) (Ag / Au)[4]	8 million / 76,250
Average Placed Grade (ounce per ton) (Ag / Au)	0.39 / 0.003
Recovered Placed Metal (Ag / Au)	(62% / 92%)
Mining Cost Per Ton[4]	$1.35
Processing Cost Per Ton[4]	$2.15
G&A Cost Per Ton[4]	$0.64
Annual Average Free Cash Flow[1,4]	$90 million
NPV5%	$348 million
IRR	17%
Note: for a description of the key assumptions, parameters and methods used to estimate the foregoing, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by known environmental, permitting, legal, title, taxation, sociopolitical, marketing or other relevant factors, please review the Technical Report Summary for Rochester which is available at www.sec.gov.

Silvertip Expansion and Restart
As previously disclosed, the Company received preliminary capital estimates for an accelerated expansion and restart which were higher than originally anticipated and reflected overall inflationary pressures as well as supply disruptions and labor market tightness consistent with broader macroeconomic themes.
Coeur continues to generate positive results from ongoing exploration as highlighted by the 62% year-over-year increase in inferred resource tons. The Company continues to evaluate various opportunities to enhance the economics of a potential expansion and restart of Silvertip. Exploration investment in the fourth quarter and full-year totaled approximately $4 million (substantially all expensed) and $19 million ($15 million expensed and $3 million capitalized), respectively.
Up to seven core drill rigs were active during the quarter (five on surface and two underground) focused on expansion drilling at southern portions and deeper extensions of the Southern Silver, Discovery South and Camp Creek zones. A total of approximately 337,000 feet (102,725 meters) were drilled during the year, including roughly 75,100 feet (22,875 meters) drilled during the fourth quarter.
Recent surface drilling from south of the Southern Silver zone has cut 11 horizontal manto-style massive sulfide horizons with greater than 10% sphalerite, further suggesting the mineral system extends to the south. Similarly, surface drilling at the Camp Creek zone discovered a new chimney-style massive sulfide zone west of the Camp Creek fault, an area that remains completely open to expansion. At the end of 2021, all of the extensions from Discovery South, Southern Silver and Camp Creek ore bodies remain completely open for expansion. In 2022, Coeur plans to continue the resource growth program and follow-up drilling activity on the newly discovered zones. Additionally, ongoing metallurgical test work is continuing to validate the Company’s assumptions on potential recovery rates and concentrate qualities.

Ongoing carrying costs at Silvertip totaled $6 million in the fourth quarter, compared to $6 million in the prior period. For the full year, ongoing carrying costs totaled $25 million. Capital expenditures during the fourth quarter totaled $26 million compared to $15 million in the prior period as Coeur completed mill decommissioning and planned early civil works construction during the quarter. For 2022, capital expenditures are expected to be approximately $18 - $24 million, primarily focused on underground development and infill drilling as well as study work to evaluate additional opportunities to enhance the economics of a potential expansion and restart.

Liquidity Update
The Company ended the year with total liquidity of approximately $257 million, including $57 million of cash and $200 million of available capacity under its $300 million revolving credit facility (“RCF”)5. The aggregate borrowing capacity under the RCF may be increased by up to $100 million. Additionally, the Company had $132 million of strategic investments in equity securities and the full $100 million available under its at-the-market common stock offering program established in April 2020 (“ATM Program”).

Hedging Update
The Company did not execute any additional hedges during the fourth quarter. Coeur continues to proactively monitor market conditions to potentially layer in additional hedges on up to 70% of expected gold production in 2022 to provide greater assurance of expected cash flow during this period of elevated capital expenditures. The Company’s silver price exposure remains unhedged. An overview of the hedges currently implemented is outlined below:

2022
Gold Ounces Hedged	132,000
Avg. Ceiling ($/oz)	$2,038
Avg. Floor ($/oz)	$1,630

Mark-to-Market Adjustments
The Company values its strategic investments in equity securities as of the end of each reporting period. The estimated fair values of the Company’s equity investments in Victoria Gold Corp. and Integra Resources Corp. were $124 million and $8 million, respectively, at December 31, 2021 compared to $131 million and $9 million, respectively, at September 30, 2021, resulting in a non-cash unrealized loss of $8 million during the fourth quarter of 2021. This figure is included in “Fair value adjustments, net” on the Company’s income statement.

Rochester LCM Adjustment
Coeur reports the carrying value of metal and leach pad inventory at the lower of cost or net realizable value, with cost being determined using a weighted average cost method. At the end of the fourth quarter, the cost of ore on leach pads at Rochester exceeded its net realizable value which resulted in a lower of cost or market (“LCM”) adjustment of $8 million (approximately $7 million in costs applicable to sales2 and $1 million of amortization).

Operations
Fourth quarter and full-year 2021 highlights for each of the Company’s operations are provided below.
Palmarejo, Mexico

(Dollars in millions, except per ounce amounts)	2021	4Q 2021	3Q 2021	2Q 2021	1Q 2021	2020	4Q 2020
Tons milled	2,106,741	587,615	517,363	517,373	484,390	1,751,525	509,848
Average gold grade (oz/t)	0.056	0.055	0.050	0.058	0.062	0.070	0.076
Average silver grade (oz/t)	3.93	3.86	3.86	3.94	4.07	4.45	4.30
Average recovery rate – Au	92.8%	89.7%	93.7%	92.4%	95.7%	89.9%	88.9%
Average recovery rate – Ag	82.4%	81.3%	85.5%	81.9%	81.3%	80.4%	81.3%
Gold ounces produced	109,202	28,748	24,254	27,595	28,605	110,608	34,511
Silver ounces produced (000’s)	6,821	1,843	1,708	1,667	1,603	6,269	1,783
Gold ounces sold	108,806	27,706	24,897	30,516	25,687	110,822	35,359
Silver ounces sold (000’s)	6,806	1,813	1,715	1,640	1,638	6,302	1,767
Average realized price per gold ounce	$1,380	$1,374	$1,335	$1,351	$1,462	$1,390	$1,395
Average realized price per silver ounce	$25.00	$23.26	$24.15	$26.71	$26.12	$21.03	$24.45
Metal sales	$320.3	$80.4	$74.6	$85.0	$80.3	$286.6	$92.5
Costs applicable to sales[2]	$153.7	$38.8	$39.0	$41.9	$34.0	$125.2	$36.1
Adjusted CAS per AuOz[1]	$663	$653	$704	$662	$621	$609	$542
Adjusted CAS per AgOz[1]	$11.95	$11.25	$12.50	$13.34	$10.98	$9.13	$9.61
Exploration expense	$8.6	$2.3	$2.8	$1.8	$1.7	$7.0	$2.6
Cash flow from operating activities	$102.7	$32.9	$23.2	$33.4	$13.2	$118.3	$43.2
Sustaining capital expenditures (excludes capital lease payments)	$36.5	$8.3	$8.4	$9.8	$10.0	$25.5	$9.0
Development capital expenditures	$—	$(0.1)	$0.1	$—	$—	$—	$(0.1)
Total capital expenditures	$36.5	$8.2	$8.5	$9.8	$10.0	$25.5	$8.9
Free cash flow[1]	$66.2	$24.7	$14.7	$23.6	$3.2	$92.8	$34.3
Operational
•Fourth quarter gold and silver production totaled 28,748 and 1.8 million ounces, respectively, compared to 24,254 and 1.7 million ounces in the prior period and 34,511 and 1.8 million ounces in the fourth quarter of 2020. For the full year, gold and silver production totaled 109,202 and 6.8 million ounces, respectively, and were within 2021 guidance ranges of 100,000 - 110,000 ounces of gold and 6.5 - 7.8 million ounces of silver
•Production during the quarter benefited from a 14% increase in mill throughput as well as higher average gold grade, partially offset by lower gold and silver recoveries due to an increase of in-circuit inventory
Financial
•Fourth quarter adjusted CAS1 for gold and silver on a co-product basis decreased 7% and 10% to $653 and $11.25 per ounce, respectively, reflecting higher metal sales partially offset by higher cement consumption related to ongoing rehabilitation efforts
•For the full year, adjusted CAS1 for gold and silver totaled $663 and $11.95 per ounce, respectively, compared to $609 and $9.13 in the prior period. Both cost metrics finished the year within their 2021 guidance ranges of $635 - $735 and $11.75 - 12.75 per ounce of gold and silver, respectively, and benefited from Mexican Peso hedges
•Capital expenditures remained relatively consistent quarter-over-quarter at $8 million, reflecting continued investment in business improvement projects, underground development and infill drilling.

Full-year capital expenditures increased 43% to $37 million, primarily as a result of increased underground development and business improvement projects
•Free cash flow1 in the fourth quarter totaled $25 million compared to $15 million in the prior period, largely driven by higher metal sales
Exploration
•Exploration investment decreased 17% quarter-over-quarter to approximately $4 million ($2 million expensed and $1 million capitalized), while full-year exploration investment increased 31% year-over-year to roughly $14 million ($9 million expensed and $6 million capitalized)
•Up to seven surface and underground core drill rigs were active during the quarter. A total of approximately 49,500 feet (15,075 meters) were drilled during the period, including 23,800 feet (7,250 meters) of expansion and 25,700 feet (7,825 meters) of infill drilling. For the full year, a total of approximately 243,500 feet (74,200 meters) were drilled, including 104,200 feet (31,750 meters) of expansion and 139,300 feet (42,450 meters) of infill drilling
•Infill drilling focused on specific zones within the Independencia and Guadalupe deposits while surface rigs targeted areas of the northwest Independencia, Hidalgo (located within the Independencia deposit) and La Patria (located within the Guadalupe deposit) zones
•Expansion drilling during the quarter continued to focus on the Hidalgo and El Ojito (located in the northeastern portion of the Independencia deposit) zones
•Coeur began greenfield drilling in the La Carmela (located within the Guazapares district and outside the gold stream area of influence) zone after receiving surface agreements and environmental permits early in the quarter
•Coeur plans for six drill rigs to be active at Palmarejo in the first quarter of 2022, focusing on infill drilling in northwest Independencia and Hidalgo zones, and expects to maintain this pace throughout the year
Other
•Approximately 43% of Palmarejo’s gold sales in the fourth quarter and full-year were sold under its gold stream agreement at a price of $800 per ounce, totaling 11,970 ounces in the fourth quarter and 46,506 ounces for the full year. The Company anticipates approximately 38% - 42% of Palmarejo’s gold sales for 2022 will be sold under the stream agreement
Guidance
•Full-year 2022 production is expected to be 100,000 - 110,000 ounces of gold and 6.0 - 7.0 million ounces of silver. Lower expected production in 2022 is primarily due to lower planned mining and throughput rates
•CAS1 in 2022 are expected to be $750 - $850 per gold ounce and $13.50 - $14.50 per silver ounce. Higher CAS1 in 2022 is a result of Coeur completing its Mexican Peso hedging program in 2021 and anticipated continued inflationary pressures
•Capital expenditures are expected to be $50 - $55 million, primarily aimed at underground development as well as development of an open pit backfill tailings storage facility

Rochester, Nevada

(Dollars in millions, except per ounce amounts)	2021	4Q 2021	3Q 2021	2Q 2021	1Q 2021	2020	4Q 2020
Ore tons placed	13,687,536	3,823,764	3,427,078	3,195,777	3,240,917	15,696,565	4,000,889
Average silver grade (oz/t)	0.42	0.40	0.43	0.38	0.45	0.52	0.53
Average gold grade (oz/t)	0.002	0.003	0.002	0.003	0.003	0.002	0.002
Silver ounces produced (000’s)	3,158	757	739	888	774	3,175	1,020
Gold ounces produced	27,051	6,864	6,051	7,232	6,904	27,147	9,590
Silver ounces sold (000’s)	3,242	801	758	912	771	3,054	912
Gold ounces sold	27,697	7,386	5,559	7,818	6,934	26,257	8,672
Average realized price per silver ounce	$25.04	$22.98	$24.27	$26.38	$26.34	$20.93	$24.35
Average realized price per gold ounce	$1,793	$1,797	$1,785	$1,794	$1,794	$1,765	$1,825
Metal sales	$130.8	$31.6	$28.3	$38.1	$32.8	$110.3	$38.2
Costs applicable to sales[2]	$131.2	$37.5	$31.7	$38.0	$24.0	$86.1	$31.7
Adjusted CAS per AgOz[1]	$23.57	$21.76	$22.68	$26.09	$19.07	$16.27	$20.18
Adjusted CAS per AuOz[1]	$1,691	$1,707	$1,665	$1,787	$1,300	$1,370	$1,537
Exploration expense	$6.0	$2.2	$2.4	$0.9	$0.5	$3.3	$0.8
Cash flow from operating activities	$(26.5)	$(12.3)	$(9.5)	$4.0	$(8.7)	$(8.1)	$4.7
Sustaining capital expenditures (excludes capital lease payments)	$17.5	$5.8	$2.4	$7.3	$2.0	$7.0	$2.9
Development capital expenditures	$149.0	$48.1	$37.7	$35.0	$28.2	$30.5	$13.9
Total capital expenditures	$166.5	$53.9	$40.1	$42.3	$30.2	$37.5	$16.8
Free cash flow[1]	$(193.0)	$(66.2)	$(49.6)	$(38.3)	$(38.9)	$(45.6)	$(12.1)
Operational
•Silver and gold production in the fourth quarter totaled 0.8 million and 6,864 ounces, respectively, compared to 0.7 million and 6,051 ounces in the prior period and 1.0 million and 9,590 ounces in the fourth quarter of 2020. For the full year, silver and gold production totaled 3.2 million and 27,051 ounces, respectively and were within 2021 guidance ranges of 3.2 - 4.4 million ounces of silver and 22,500 - 32,500 ounces of gold
•Tons placed increased 12% quarter-over-quarter to 3.8 million, largely due to improved haul truck availability as well as crusher throughput. Tonnage placed was impacted by a historic rain event in October which affected approximately 10 days of production. Placement rates were supplemented by stacking roughly 1.0 million tons of run-of-mine material during the quarter
•The Company plans to install pre-screens on the existing crusher corridor aimed at mitigating the impact of fine ore material and improving recoveries. The total cost of the pre-screens is anticipated to be approximately $5 million, with commissioning expected to begin around mid-year. During construction, the project is expected to affect the Company’s ability to crush material for up to 30 days during the second quarter. The experience and knowledge gained from utilizing pre-screens will be applied to new screening technology being integrated into the new crusher system flowsheet for POA 11
Financial
•Fourth quarter and full-year as well as third quarter adjusted CAS1 exclude the impact of an LCM adjustment totaling approximately $7 million and $5 million, respectively, related to the net realizable value of metal and leach pad inventory. Additionally, full-year adjusted CAS1 figures include a non-cash inventory charge of approximately $9 million made in the second quarter related to a change in Coeur’s recovery rate assumption on the Stage IV leach pad

•Fourth quarter adjusted CAS1 for silver and gold on a co-product basis totaled $21.76 and $1,707 per ounce, respectively, compared to $22.68 and $1,665 per ounce in the prior period, largely driven by increased maintenance and consumable costs, partially offset by higher metal sales
•Full-year adjusted CAS1 for silver and gold on a co-product basis totaled $23.57 and $1,691 per ounce, respectively, compared to $16.27 and $1,370 per ounce in the prior period. Higher unit costs in 2021 reflect the non-cash inventory charge discussed above as well as increased maintenance and consumable costs. Excluding the non-cash charge, full-year adjusted CAS1 for silver and gold on a co-product basis totaled $21.92 and $1,572 per ounce, respectively
•Capital expenditures increased 34% quarter-over-quarter to $54 million, bringing the full-year total to $167 million compared to $38 million in the prior year, reflecting continued investment in the POA 11 expansion project as well as several sustaining projects commenced during the period
•Free cash flow1 in the fourth quarter and full-year totaled $(66) million and $(193) million, respectively, compared to $(50) million and $(46) million in the prior periods
Exploration
•Quarterly exploration investment decreased 20% quarter-over-quarter to approximately $3 million ($2 million expensed and $1 million capitalized), while full-year exploration investment increased 76% year-over-year to approximately $9 million ($6 million expensed and $3 million capitalized)
•Two reverse circulation drill rigs and two core drill rigs were active during the quarter. Infill drilling focused within the Rochester pit while expansion drilling tested Nevada Packard, North and East Rochester, Lincoln Hill and Gold Ridge. A total of approximately 32,800 feet (10,000 meters) were drilled during the period, including 30,000 feet (9,150 meters) focused on expansion and 2,800 feet (850 meters) focused on infill drilling. For the full year, a total of approximately 112,200 feet (34,200 meters) were drilled, including 81,200 feet (24,750 meters) of expansion and 31,000 feet (9,450 meters) of infill drilling
•Coeur completed its aggressive district-wide greenfield, gold-focused exploration program during the fourth quarter, which led to identifying several new expansion targets at Gold Ridge, Nevada Packard and Northeast Rochester. The Company plans to have up to two reverse circulation drill rigs active at Rochester during 2022 to focus on greenfield and resource expansion targets in these areas. Approval of an updated Plan of Operations for West Rochester (composed of Lincoln Hill, Independence Hill and Gold Ridge) is expected by the end of March which will allow the Company to accelerate the exploration program in this area
Guidance
•Full-year 2022 production is expected to be 3.0 - 4.0 million ounces of silver and 35,000 - 43,000 ounces of gold. Higher expected production in 2022 is a result of increased average gold and silver grades, partially offset by fewer planned crushed tons in the second quarter related to the installation of pre-screens on the existing crusher
•CAS1 in 2022 are expected to be $20.75 - $22.75 per silver ounce and $1,490 - $1,590 per gold ounce
•Capital expenditures are expected to be $220 - $260 million primarily due to investment in the POA 11 expansion project

Kensington, Alaska

(Dollars in millions, except per ounce amounts)	2021	4Q 2021	3Q 2021	2Q 2021	1Q 2021	2020	4Q 2020
Tons milled	667,560	168,295	160,596	168,311	170,358	675,731	179,636
Average gold grade (oz/t)	0.19	0.21	0.19	0.18	0.19	0.20	0.20
Average recovery rate	93.2%	93.9%	93.0%	92.7%	93.2%	93.0%	93.0%
Gold ounces produced	121,140	33,516	28,621	28,322	30,681	124,867	32,990
Gold ounces sold	122,181	33,888	29,902	26,796	31,595	124,793	31,830
Average realized price per gold ounce, gross	$1,785	$1,790	$1,764	$1,851	$1,754	$1,774	$1,837
Treatment and refining charges per gold ounce	$28	$27	$29	$30	$30	$39	$37
Average realized price per gold ounce, net	$1,757	$1,763	$1,735	$1,821	$1,724	$1,735	$1,800
Metal sales	$215.0	$59.8	$51.9	$48.8	$54.5	$216.5	$57.2
Costs applicable to sales[2]	$133.1	$37.9	$34.6	$29.2	$31.4	$121.7	$29.3
Adjusted CAS per AuOz[1]	$1,082	$1,111	$1,150	$1,088	$989	$972	$919
Prepayment, working capital cash flow	$—	$7.4	$(7.4)	$7.9	$(7.9)	$—	$5.1
Exploration expense	$6.7	$1.6	$2.7	$1.3	$1.1	$8.6	$0.8
Cash flow from operating activities	$70.8	$26.8	$13.6	$19.4	$11.0	$79.8	$31.0
Sustaining capital expenditures (excludes capital lease payments)	$27.5	$8.0	$6.3	$6.0	$7.2	$19.8	$5.8
Development capital expenditures	$—	$—	$—	$—	$—	$—	$—
Total capital expenditures	$27.5	$8.0	$6.3	$6.0	$7.2	$19.8	$5.8
Free cash flow[1]	$43.3	$18.8	$7.3	$13.4	$3.8	$60.0	$25.2
Operational
•Gold production in the fourth quarter totaled 33,516 ounces compared to 28,621 ounces in the prior period and 32,990 ounces in the fourth quarter of 2020. For the full year, gold production totaled 121,140 ounces and was within 2021 guidance of 115,000 - 130,000 ounces
•Strong production during the quarter was driven by an 11% improvement in average gold grade and higher mill throughput quarter-over-quarter
•The higher-grade Jualin deposit accounted for approximately 19% of Kensington’s fourth quarter production, higher than roughly 13% in the prior period, largely due to mine sequencing. For the full year, Jualin accounted for approximately 18% of Kensington’s total production
Financial
•Fourth quarter adjusted CAS1 totaled $1,111 per ounce compared to $1,150 per ounce in the prior period reflecting higher metal sales, partially offset by higher consumable costs and employee-related expenses. Full-year adjusted CAS1 increased 11% to $1,082 per ounce but remained within the 2021 guidance range of $1,010 - $1,110 per ounce
•Capital expenditures increased 27% quarter-over-quarter to $8 million, largely due to increased investment in underground development. For the full year, capital expenditures increased 39% to $28 million primarily due to higher underground development investment and additional infill drilling
•Free cash flow1 in the fourth quarter and full-year totaled $19 million and $43 million, respectively, compared to $7 million and $60 million in the prior periods. Fourth quarter free cash flow1 benefited from increased metal sales and a favorable impact associated with the prepayment agreement, while full-year results were driven by lower metal sales

Exploration
•Exploration investment in the quarter totaled approximately $3 million ($2 million expensed and $1 million capitalized), compared to $4 million ($3 million expensed and $1 million capitalized) in the prior period. For the full year, exploration investment increased 4% to roughly $11 million ($7 million expensed and $4 million capitalized)
•Three underground and one surface core drill rigs were active during the quarter. A total of approximately 36,300 feet (11,050 meters) were drilled during the period, including 19,800 feet (6,025 meters) of expansion and 16,500 feet (5,025 meters) of infill drilling. For the full year, a total of roughly 156,500 feet (47,725 meters) were drilled, including 86,800 feet (26,475 meters) of expansion and 69,700 feet (21,250 meters) of infill drilling
•Three underground rigs focused on infill drilling at Elmira and upper Kensington Zone 30 as well as expansion drilling at upper Kensington Zone 30 and Raven. Additionally, one surface core rig completed scout drilling late in the period at the Valentine-Fremming target (southwest of Kensington)
•In the first quarter of 2022, three underground drill rigs are expected to focus on infill drilling at the Elmira, upper Kensington Zone 30 and Eureka veins as well as expansion drilling at the Jennifer vein
Guidance
•Full-year 2022 production is expected to be 110,000 - 120,000 ounces of gold. Lower anticipated production in 2022 is primarily the result of lower expected grade feed compared to 2021
•CAS1 in 2022 are expected to be $1,150 - $1,250 per gold ounce. Higher expected CAS1 in 2022 is primarily due to expected continued inflationary pressures
•Capital expenditures are expected to be $27 - $34 million focused on underground development and equipment replacements

Wharf, South Dakota

(Dollars in millions, except per ounce amounts)	2021	4Q 2021	3Q 2021	2Q 2021	1Q 2021	2020	4Q 2020
Ore tons placed	4,702,882	1,074,189	1,489,169	1,025,481	1,114,043	4,710,875	1,047,647
Average gold grade (oz/t)	0.027	0.022	0.025	0.032	0.030	0.027	0.024
Gold ounces produced	91,136	19,818	28,157	24,126	19,035	93,056	19,286
Silver ounces produced (000’s)	90	15	16	33	26	115	33
Gold ounces sold	91,663	19,950	29,446	23,371	18,896	94,379	21,539
Silver ounces sold (000’s)	86	11	18	31	26	114	35
Average realized price per gold ounce	$1,795	$1,799	$1,789	$1,801	$1,791	$1,777	$1,835
Metal sales	$166.7	$36.2	$53.1	$42.9	$34.5	$170.2	$40.3
Costs applicable to sales[2]	$93.6	$22.4	$29.1	$23.4	$18.7	$89.6	$21.4
Adjusted CAS per AuOz[1]	$994	$1,104	$971	$963	$952	$887	$954
Exploration expense	$0.1	$(0.1)	$—	$0.1	$0.1	$0.9	$0.3
Cash flow from operating activities	$58.4	$8.4	$24.9	$17.3	$7.8	$74.9	$14.1
Sustaining capital expenditures (excludes capital lease payments)	$4.0	$3.0	$0.3	$0.3	$0.4	$2.4	$1.2
Development capital expenditures	$4.1	$1.2	$0.7	$1.1	$1.1	$—	$—
Total capital expenditures	$8.1	$4.2	$1.0	$1.4	$1.5	$2.4	$1.2
Free cash flow[1]	$50.3	$4.2	$23.9	$15.9	$6.3	$72.5	$12.9
Operational

•Gold production in the fourth quarter totaled 19,818 ounces compared to 28,157 ounces in the prior period and 19,286 ounces in the fourth quarter of 2020. For the full year, gold production totaled 91,136 ounces, within 2021 guidance of 85,000 - 95,000 ounces
•Lower production during the quarter was due primarily to lower grade material placed on the leach pad during the prior period as a result of planned mine sequencing
Financial
•Adjusted CAS1 on a by-product basis increased 14% quarter-over-quarter to $1,104 per ounce, largely driven by lower metal sales. Full-year adjusted CAS1 totaled $994 per ounce and was within 2021 guidance of $960 - $1,060 per ounce
•Capital expenditures in the fourth quarter totaled $4 million compared to $1 million in the prior period, primarily related to new equipment purchases as well as increased investment in infill drilling. Full-year capital expenditures totaled $8 million compared to $2 million in 2020, primarily reflecting increased investment in infill drilling during the year
•Free cash flow1 was $4 million and $50 million in the fourth quarter and full-year, respectively, compared to $24 million and $73 million in the prior periods. Lower free cash flow1 in the fourth quarter and full-year was largely driven by lower metal sales
Exploration
•Exploration investment in the quarter and year totaled approximately $1 million (substantially all capitalized) and approximately $4 million (substantially all capitalized) as the Company made its largest exploration investment since acquiring the asset in 2015
•A total of approximately 21,700 feet (6,625 meters) were drilled during the period using one reverse circulation rig focusing on infill targets at the Portland Ridge – Boston claim group (located on the southern edge of the operation), Flossie (located west of Portland Ridge) and Juno (located north of the Portland pit) areas. For the full year, a total of roughly 123,400 feet (37,625 meters) were drilled
•The Company plans to have one reverse circulation rig during the first quarter of 2022 focused on infill drilling at the Flossie and Portland Ridge areas
Guidance
•Full-year 2022 production is expected to be 70,000 - 80,000 ounces. Lower anticipated production in 2022 is primarily related to lower expected gold grade due to mine sequencing
•CAS1 in 2022 are expected to be $1,225 - $1,325 per gold ounce. Higher expected CAS1 in 2022 is due to lower expected metal sales as well as continued inflationary pressures
•Capital expenditures are expected to be $2 - $5 million

Exploration
The fourth quarter marked the end of a record-breaking exploration year for Coeur, wrapping up an industry-leading exploration program. During the fourth quarter, Coeur drilled roughly 251,300 feet (76,600 meters) for a total investment of approximately $18 million ($14 million expensed and $4 million capitalized), compared to roughly 326,700 feet (99,575 meters) for a total investment of approximately $20 million ($15 million expensed and $5 million capitalized) in the prior period. The decrease in drilling activity was largely driven by the seasonal wind-down of exploration activities across the Company’s portfolio toward the end of the year.
For the full year, Coeur drilled roughly 1,164,100 feet (354,825 meters) at a total investment of approximately $71 million ($51 million expensed and $20 million capitalized), compared to roughly 783,200 feet (238,725 meters) at a total investment of approximately $51 million ($43 million expensed and $8 million capitalized) in 2020. Total feet drilled was 49% higher year-over-year, representing a new annual record for the Company.
As a result, measured and indicated resources grew across several sites, specifically at Silvertip, as silver, zinc and lead increased roughly 51%, 33% and 44%, respectively. The Company also saw promising resource growth at Palmarejo with an approximate 71% increase in gold and a roughly 44% increase in silver as well as an increase of roughly 18% in gold at Kensington.
Three reverse circulation drill rigs were active at the Crown exploration property in southern Nevada during the quarter, primarily focused on the Daisy, Secret Pass and SNA deposits, while one core rig focused on exploration drilling at C-Horst. The Company drilled approximately 36,100 feet (11,000 meters) and 191,400 feet (58,325 meters) during the quarter and full-year, respectively, compared to approximately 50,300 feet (15,325 meters) and 124,000 feet (37,800 meters) in the prior periods. Results were encouraging at Daisy, SNA and C-Horst where Coeur believes resource expansion is expected based on step-out drilling at all three sites.
The Company plans to continue the same pace of exploration at Crown during the first quarter of 2022, with one reverse circulation rig scheduled to conduct resource expansion and scout drilling on new targets within its 300-acre disturbance permit and two core rigs focused on infill drilling at C-Horst and SNA for metallurgy purposes.
Additionally, an amended permit to expand the C-Horst discovery footprint is expected to be received by the end of the second quarter of 2022. Coeur has experienced significant delays from the local federal agencies overseeing the permit process. Despite these delays, once received, the Company plans to begin testing multiple targets at the Pipeline Gulch and Tates Wash areas (both located between C-Horst and SNA) where surface geology, geochemistry and geophysics all indicate gold mineralization could exist similar to C-Horst.

2022 Guidance
Gold and silver production is expected to remain roughly consistent with 2021 levels, characterized by lower planned average grades at each operation as well as mine sequencing at Wharf and process enhancements at Rochester. Overall cost guidance has increased compared to 2021 primarily driven by expected inflationary pressures on operating costs.
2022 Production Guidance

	Gold	Silver
	(oz)	(K oz)
Palmarejo	100,000 - 110,000	6,000 - 7,000
Rochester	35,000 - 43,000	3,000 - 4,000
Kensington	110,000 - 120,000	—
Wharf	70,000 - 80,000	—
Total	315,000 - 353,000	9,000 - 11,000

2022 Costs Applicable to Sales Guidance

	Gold	Silver
	($/oz)	($/oz)
Palmarejo (co-product)	$750 - $850	$13.50 - $14.50
Rochester (co-product)	$1,490 - $1,590	$20.75 - $22.75
Kensington	$1,150 - $1,250	—
Wharf (by-product)	$1,225 - $1,325	—

2022 Capital, Exploration and G&A Guidance

($M)
Capital Expenditures, Sustaining	$115 - $140
Capital Expenditures, Development	$205 - $250
Exploration, Expensed	$18 - $23
Exploration, Capitalized	$18 - $23
General & Administrative Expenses	$42 - $46

Note: The Company’s guidance figures assume estimated prices of $1,800/oz gold and $24.00/oz silver as well as CAD of 1.25 and MXN of 20.00. Guidance figures exclude the impact of any metal sales or foreign exchange hedges.

Financial Results and Conference Call
Coeur will host a conference call to discuss its fourth quarter and full-year 2021 financial results on February 17, 2022 at 11:00 a.m. Eastern Time.

Dial-In Numbers:        (855) 560-2581 (U.S.)
        (855) 669-9657 (Canada)
        (412) 542-4166 (International)
Conference ID:        Coeur Mining

Hosting the call will be Mitchell J. Krebs, President and Chief Executive Officer of Coeur, who will be joined by Thomas S. Whelan, Senior Vice President and Chief Financial Officer, Michael “Mick” Routledge, Senior Vice President and Chief Operating Officer, and other members of management. A replay of the call will be available through February 24, 2022.

Replay numbers:        (877) 344-7529 (U.S.)
        (855) 669-9658 (Canada)
        (412) 317-0088 (International)
Conference ID:        986 14 49

About Coeur
Coeur Mining, Inc. is a U.S.-based, well-diversified, growing precious metals producer with four wholly-owned operations: the Palmarejo gold-silver complex in Mexico, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska and the Wharf gold mine in South Dakota. In addition, the Company wholly-owns the Silvertip silver-zinc-lead mine in British Columbia and has interests in several precious metals exploration projects throughout North America.

Cautionary Statements
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding cash flow, capital allocation and investment, liquidity, exploration and development efforts and plans, resource growth, expectations regarding the potential expansion and restart at Silvertip, expectations and plans regarding the Rochester POA 11 expansion project (including post-completion results) and Silvertip, hedging strategies, the impact of inflation, anticipated production, costs and expenses, health and safety practices and operations at Palmarejo, Rochester, Wharf and Kensington. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that anticipated production, cost and expense levels are not attained, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically-related conditions), changes in the market prices of gold, silver, zinc and lead and a sustained lower price or higher treatment and refining charge environment, the uncertainties inherent in Coeur’s production, exploratory and developmental activities, including risks relating to permitting and regulatory delays (including the impact of government shutdowns), ground conditions, grade and recovery variability, any future labor disputes or work stoppages (involving the Company and its subsidiaries or third parties), the uncertainties inherent in the estimation of mineral reserves, changes that could result from Coeur’s future acquisition of new mining properties or businesses, the loss of access or insolvency of any third-party refiner or smelter to which Coeur markets its production, the potential effects of the COVID-19 pandemic, including impacts to workforce, materials and equipment availability, inflationary pressures, continued access to financing sources, government orders that may require temporary suspension of operations at one or more of our sites and effects on our suppliers or the refiners and smelters to whom the Company markets its production and on the communities where we operate, the effects of environmental and other governmental regulations and government shut-downs, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur’s ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur’s most recent report on Form 10-K. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities. This does not constitute an offer of any securities for sale.

The scientific and technical information concerning our mineral projects in this news release have been reviewed and approved by a “qualified person” under S-K 1300, namely our Director, Technical Services, Christopher Pascoe. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and mineral resources included in this news release, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, sociopolitical, marketing or other relevant factors, please review the Technical Report Summaries for each of the Company’s material properties which are available at www.sec.gov.

Non-U.S. GAAP Measures
We supplement the reporting of our financial information determined under United States generally accepted accounting principles (U.S. GAAP) with certain non-U.S. GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), operating cash flow before changes in working capital and adjusted costs applicable to sales per ounce (gold and silver) or pound (zinc or lead). We believe that these adjusted measures provide meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We believe EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss) and adjusted costs applicable to sales per ounce (gold and silver) and pound (zinc and lead) are important measures in assessing the Company’s overall financial performance. For additional explanation regarding our use of non-U.S. GAAP financial measures, please refer to our Form 10-K for the year ended December 31, 2021.

Notes
1.    EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), operating cash flow before changes in working capital and adjusted costs applicable to sales per ounce (gold and silver) or pound (lead and zinc) are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Free cash flow is defined as cash flow from operating activities less capital expenditures. Please see table in Appendix for the calculation of consolidated free cash flow.
2. Excludes amortization.
3. Includes capital leases. Net of debt issuance costs and premium received.
4. Reflects annual average for 2024 - 2034.
5. As of December 31, 2021, Coeur had $35 million in outstanding letters of credit and $65 million in borrowings under its RCF.

Average Spot Prices

	2021	4Q 2021	3Q 2021	2Q 2021	1Q 2021	2020	4Q 2020
Average Gold Spot Price Per Ounce	$1,799	$1,795	$1,781	$1,816	$1,794	$1,770	$1,874
Average Silver Spot Price Per Ounce	$25.14	$23.33	$23.65	$26.69	$26.26	$20.55	$24.39
Average Zinc Spot Price Per Pound	$1.36	$1.52	$1.37	$1.32	$1.25	$1.03	$1.19
Average Lead Spot Price Per Pound	$1.00	$1.05	$1.06	$0.97	$0.91	$0.83	$0.86

For Additional Information
Coeur Mining, Inc.
104 S. Michigan Avenue, Suite 900
Chicago, IL 60603

Attention: Jeff Wilhoit, Director, Investor Relations
Phone: (312) 489-5800
www.coeur.com

COEUR MINING, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2021	December 31, 2020
ASSETS	In thousands, except share data
CURRENT ASSETS
Cash and cash equivalents	$56,664	$92,794
Receivables	32,417	23,484
Inventory	51,281	51,210
Ore on leach pads	81,128	74,866
Prepaid expenses and other	13,847	27,254
Assets held for sale	54,240	—
	289,577	269,608
NON-CURRENT ASSETS
Property, plant and equipment, net	319,967	230,139
Mining properties, net	852,799	716,790
Ore on leach pads	73,495	81,963
Restricted assets	9,138	9,492
Equity securities	132,197	12,943
Receivables	—	26,447
Other	57,249	56,595
TOTAL ASSETS	$1,734,422	$1,403,977
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$103,901	$90,577
Accrued liabilities and other	87,946	119,158
Debt	29,821	22,074
Reclamation	2,931	2,299
Liabilities held for sale	11,269	—
	235,868	234,108
NON-CURRENT LIABILITIES
Debt	457,680	253,427
Reclamation	178,957	136,975
Deferred tax liabilities	21,969	34,202
Other long-term liabilities	39,686	51,786
	698,292	476,390
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 per share; authorized 300,000,000 shares, 256,919,803 issued and outstanding at December 31, 2021 and 243,751,283 at December 31, 2020	2,569	2,438
Additional paid-in capital	3,738,347	3,610,297
Accumulated other comprehensive income (loss)	(1,212)	(11,136)
Accumulated deficit	(2,939,442)	(2,908,120)
	800,262	693,479
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,734,422	$1,403,977

COEUR MINING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2021	2020	2019
	In thousands, except share data
Revenue	$832,828	$785,461	$711,502
COSTS AND EXPENSES
Costs applicable to sales(1)	511,539	440,335	551,181
Amortization	128,315	131,387	178,876
General and administrative	40,399	33,722	34,493
Exploration	51,169	42,643	22,527
Impairment of long-lived assets	—	—	250,814
Pre-development, reclamation, and other	48,678	55,654	18,421
Total costs and expenses	780,100	703,741	1,056,312
OTHER INCOME (EXPENSE), NET
Loss on debt extinguishment	(9,173)	—	(1,281)
Fair value adjustments, net	(543)	7,601	16,030
Interest expense, net of capitalized interest	(16,451)	(20,708)	(24,771)
Other, net	(22,925)	(5,941)	(3,193)
Total other income (expense), net	(49,092)	(19,048)	(13,215)
Income (loss) before income and mining taxes	3,636	62,672	(358,025)
Income and mining tax (expense) benefit	(34,958)	(37,045)	11,129
Income (loss) from continuing operations	$(31,322)	$25,627	$(346,896)
Income (loss) from discontinued operations	—	—	5,693
NET INCOME (LOSS)	$(31,322)	$25,627	$(341,203)
OTHER COMPREHENSIVE INCOME (LOSS):
Change in fair value of derivative contracts designated as cash flow hedges	22,783	(12,434)	(136)
Reclassification adjustments for realized (gain) loss on cash flow hedges	(12,859)	1,434	—
Unrealized gain (loss) on debt and equity securities	—	—	59
Other comprehensive income (loss)	9,924	(11,000)	(77)
COMPREHENSIVE INCOME (LOSS)	$(21,398)	$14,627	$(341,280)

NET INCOME (LOSS) PER SHARE
Basic income (loss) per share:
Net income (loss) from continuing operations	$(0.13)	$0.11	$(1.59)
Net income (loss) from discontinued operations	—	—	0.03
Basic	$(0.13)	$0.11	$(1.56)
Diluted income (loss) per share:
Net income (loss) from continuing operations	$(0.13)	$0.11	$(1.59)
Net income (loss) from discontinued operations	—	—	0.03
Diluted	$(0.13)	$0.11	$(1.56)
(1) Excludes amortization.

COEUR MINING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2021	2020	2019
	In thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(31,322)	$25,627	$(341,203)
(Income) loss from discontinued operations	—	—	(5,693)
Adjustments:
Amortization	128,315	131,387	178,876
Accretion	12,897	11,984	12,147
Deferred taxes	(10,932)	(7,283)	(36,817)
Loss on debt extinguishment	9,173	—	1,281
Fair value adjustments, net	543	(7,634)	(16,030)
Stock-based compensation	13,660	8,548	9,189
Gain on modification of right of use lease	—	(4,051)	—
Impairment of long-lived assets	—	—	250,814
Write-downs	38,596	16,821	69,246
Deferred revenue recognition	(16,226)	(16,702)	(1,857)
Other	911	3,737	14,281
Changes in operating assets and liabilities:
Receivables	(983)	(9,463)	(2,739)
Prepaid expenses and other current assets	489	(2,621)	280
Inventory and ore on leach pads	(27,628)	(34,538)	(62,998)
Accounts payable and accrued liabilities	(7,011)	32,897	23,103
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	110,482	148,709	91,880
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(309,781)	(99,279)	(99,772)
Proceeds from the sale of assets	6,824	5,529	1,033
Purchase of investments	(1,955)	(2,500)	(5,023)
Sale of investments	935	30,831	2,109
Proceeds from notes receivable	—	—	7,168
Other	(99)	(252)	1,919
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(304,076)	(65,671)	(92,566)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	—	—	123,059
Issuance of notes and bank borrowings, net of issuance costs	592,493	150,000	60,000
Payments on debt, finance leases, and associated costs	(430,101)	(175,984)	(221,854)
Silvertip contingent consideration	—	(18,750)	(18,697)
Other	(4,256)	(1,801)	(3,404)
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	158,136	(46,535)	(60,896)
Effect of exchange rate changes on cash and cash equivalents	(423)	649	531
INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(35,881)	37,152	(61,051)
Cash, cash equivalents and restricted cash at beginning of period	94,170	57,018	118,069
Cash, cash equivalents and restricted cash at end of period	$58,289	$94,170	$57,018

Adjusted EBITDA Reconciliation

(Dollars in thousands except per share amounts)	2021	4Q 2021	3Q 2021	2Q 2021	1Q 2021	2020	4Q 2020
Net income (loss)	$(31,322)	$(10,760)	$(54,768)	$32,146	$2,060	$25,627	$11,880
Interest expense, net of capitalized interest	16,451	3,211	3,237	5,093	4,910	20,708	4,719
Income tax provision (benefit)	34,958	432	6,400	15,340	12,786	37,045	25,027
Amortization	128,315	35,443	30,962	31,973	29,937	131,387	35,133
EBITDA	148,402	28,326	(14,169)	84,552	49,693	214,767	76,759
Fair value adjustments, net	543	7,543	26,440	(37,239)	3,799	(7,601)	(4,110)
Foreign exchange (gain) loss	2,779	479	1,028	499	773	2,245	1,581
Asset retirement obligation accretion	11,988	3,091	3,027	2,965	2,905	11,754	3,031
Inventory adjustments and write-downs	9,471	8,109	5,790	267	572	1,144	105
(Gain) loss on sale of assets and securities	(4,111)	471	92	(621)	(4,053)	2,484	391
Value-added tax write-off	25,982	—	25,982	—	—		—
Loss on debt extinguishment	9,173	—	—	—	9,173		—
Silvertip inventory write-down	—	—	—	—	—	13,717	—
Silvertip suspension costs	—	—	—	—	—	7,164	1,092
Silvertip lease modification	—	—	—	—	—	(4,051)	—
Silvertip gain on contingent consideration	—	—	—	—	—	(955)	—
COVID-19 costs	6,618	681	617	2,315	3,005	15,555	5,138
Novation	—	—	—	—	—	3,819	—
Wharf inventory write-down	—	—	—	—	—	3,323	—
Adjusted EBITDA	$210,845	$48,700	$48,807	$52,738	$65,867	$263,365	$83,987
Revenue	$832,828	$207,884	$207,969	$214,858	$202,117	$785,461	$228,317
Adjusted EBITDA Margin	25%	23%	23%	25%	33%	34%	37%

Adjusted Net Income (Loss) Reconciliation

(Dollars in thousands except per share amounts)	2021	4Q 2021	3Q 2021	2Q 2021	1Q 2021	2020	4Q 2020
Net income (loss)	$(31,322)	$(10,760)	$(54,768)	$32,146	$2,060	$25,627	$11,880
Fair value adjustments, net	543	7,543	26,440	(37,239)	3,799	(7,601)	(4,110)
Foreign exchange loss (gain)	1,994	146	388	1,503	(43)	(69)	4,692
(Gain) loss on sale of assets and securities	(4,111)	471	92	(621)	(4,053)	2,484	391
Value-added tax write-off	25,982	—	25,982	—	—		—
Loss on debt extinguishment	9,173	—	—	—	9,173		—
Silvertip inventory write-down	—	—	—	—	—	13,717	—
Silvertip suspension costs	—	—	—	—	—	7,164	1,092
Silvertip lease modification	—	—	—	—	—	(4,051)	—
Silvertip gain on contingent consideration	—	—	—	—	—	(955)	—
COVID-19 costs	6,618	681	617	2,315	3,005	15,555	5,138
Novation	—	—	—	—	—	3,819	—
Wharf inventory write-down	—	—	—	—	—	3,323	—
Tax effect of adjustments	(10,270)	(9,696)	(1,630)	1,056	—	—	—
Adjusted net income (loss)	$(1,393)	$(11,615)	$(2,879)	$(840)	$13,941	$59,013	$19,083

Adjusted net income (loss) per share - Basic	$(0.01)	$(0.05)	$(0.01)	$0.00	$0.06	$0.25	$0.08
Adjusted net income (loss) per share - Diluted	$(0.01)	$(0.05)	$(0.01)	$0.00	$0.06	$0.24	$0.08

Consolidated Free Cash Flow Reconciliation

(Dollars in thousands)	2021	4Q 2021	3Q 2021	2Q 2021	1Q 2021	2020	4Q 2020
Cash flow from operations	$110,482	$34,936	$21,846	$58,059	$(4,359)	$148,709	$67,289
Capital expenditures	309,781	100,868	71,266	78,223	59,424	99,279	37,393
Free cash flow	$(199,299)	$(65,932)	$(49,420)	$(20,164)	$(63,783)	$49,430	$29,896

Consolidated Operating Cash Flow
Before Changes in Working Capital Reconciliation

(Dollars in thousands)	2021	4Q 2021	3Q 2021	2Q 2021	1Q 2021	2020	4Q 2020
Cash provided by (used in) operating activities	$110,482	$34,936	$21,846	$58,059	$(4,359)	$148,709	$67,289
Changes in operating assets and liabilities:
Receivables	983	1,999	944	(961)	(999)	9,463	5,617
Prepaid expenses and other	(489)	104	80	(1,328)	655	2,621	1,435
Inventories	27,628	9,581	3,820	(3,259)	17,486	34,538	1,491
Accounts payable and accrued liabilities	7,011	(8,831)	8,114	(21,069)	28,797	(32,897)	(17,331)
Operating cash flow before changes in working capital	$145,615	$37,789	$34,804	$31,442	$41,580	$162,434	$58,501

Reconciliation of Costs Applicable to Sales
for Year Ended December 31, 2021

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$189,717	$151,427	$187,998	$104,617	$4,797	$638,556
Amortization	(36,062)	(20,187)	(54,933)	(11,038)	(4,797)	(127,017)
Costs applicable to sales	$153,655	$131,240	$133,065	$93,579	$—	$511,539
Inventory Adjustments	(203)	(8,015)	(512)	(256)	—	(8,986)
By-product credit	—	—	(370)	(2,208)	—	(2,578)
Adjusted costs applicable to sales	$153,452	$123,225	$132,183	$91,115	$—	$499,975

Metal Sales
Gold ounces	108,806	27,697	122,181	91,663		350,347
Silver ounces	6,805,816	3,241,624	—	86,397	—	10,133,837
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	47%	38%	100%	100%
Silver	53%	62%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$663	$1,691	$1,082	$994
Silver ($/oz)	$11.95	$23.57			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended December 31, 2021

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$48,719	$42,939	$53,884	$24,735	$1,268	$171,545
Amortization	(9,985)	(5,433)	(15,992)	(2,411)	(1,268)	(35,089)
Costs applicable to sales	$38,734	$37,506	$37,892	$22,324	$—	$136,456
Inventory Adjustments	(242)	(7,483)	(118)	(53)	—	(7,896)
By-product credit	—	—	(123)	(241)	—	(364)
Adjusted costs applicable to sales	$38,492	$30,023	$37,651	$22,030	$—	$128,196

Metal Sales
Gold ounces	27,706	7,385	33,889	19,950	—	88,930
Silver ounces	1,813,884	800,195			—	2,614,079
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	47%	42%	100%	100%
Silver	53%	58%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$653	$1,707	$1,111	$1,104
Silver ($/oz)	$11.25	$21.76			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended September 30, 2021

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$47,763	$36,340	$47,362	$32,237	$1,258	$164,960
Amortization	(8,747)	(4,671)	(12,786)	(3,158)	(1,258)	(30,620)
Costs applicable to sales	$39,016	$31,669	$34,576	$29,079	$—	$134,340
Inventory Adjustments	(57)	(5,217)	(186)	(61)	—	(5,521)
By-product credit	—	—	—	(428)	—	(428)
Adjusted costs applicable to sales	$38,959	$26,452	$34,390	$28,590	$—	$128,391

Metal Sales
Gold ounces	24,897	5,559	29,902	29,446	—	89,804
Silver ounces	1,714,617	758,214	—	18,172	—	2,491,003
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	45%	35%	100%	100%
Silver	55%	65%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$704	$1,665	$1,150	$971
Silver ($/oz)	$12.50	$22.68			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended June 30, 2021

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$50,189	$44,537	$41,913	$26,437	$1,185	$164,261
Amortization	(8,271)	(6,506)	(12,710)	(2,994)	(1,185)	(31,666)
Costs applicable to sales	$41,918	$38,031	$29,203	$23,443	$—	$132,595
Inventory Adjustments	155	(272)	(57)	(91)	—	(265)
By-product credit	—	—	—	(839)	—	(839)
Adjusted costs applicable to sales	$42,073	$37,759	$29,146	$22,513	$—	$131,491

Metal Sales
Gold ounces	30,516	7,818	26,796	23,371	—	88,501
Silver ounces	1,639,620	911,861	—	31,421	—	2,582,902
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	48%	37%	100%	100%
Silver	52%	63%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$662	$1,787	$1,088	$963
Silver ($/oz)	$13.34	$26.09			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—
Reconciliation of Costs Applicable to Sales
for Three Months Ended March 31, 2021

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$43,047	$27,610	$44,839	$21,207	$1,086	$137,789
Amortization	(9,059)	(3,577)	(13,445)	(2,475)	(1,086)	(29,642)
Costs applicable to sales	$33,988	$24,033	$31,394	$18,732	$—	$108,147
Inventory Adjustments	(57)	(313)	(151)	(52)	—	(573)
By-product credit	—	—	—	(700)	—	(700)
Adjusted costs applicable to sales	$33,931	$23,720	$31,243	$17,980	$—	$106,874

Metal Sales
Gold ounces	25,687	6,934	31,595	18,896		83,112
Silver ounces	1,637,695	771,354	—	26,455	—	2,435,504
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	47%	38%	100%	100%
Silver	53%	62%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$621	$1,300	$989	$952
Silver ($/oz)	$10.98	$19.07			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—

Reconciliation of Costs Applicable to Sales
for Year Ended December 31 2020

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$170,077	$100,418	$171,204	$102,108	$26,580	$570,387
Amortization	(44,873)	(14,306)	(49,477)	(12,473)	(8,923)	(130,052)
Costs applicable to sales	$125,204	$86,112	$121,727	$89,635	$17,657	$440,335
Inventory Adjustments	(158)	(447)	(438)	(3,424)	—	(4,467)
By-product credit	—	—	—	(2,503)	—	(2,503)
Adjusted costs applicable to sales	$125,046	$85,665	$121,289	$83,708	$17,657	$433,365

Metal Sales
Gold ounces	110,822	26,257	124,793	94,379		356,251
Silver ounces	6,301,516	3,054,139		113,790	158,984	9,628,429
Zinc pounds					3,203,446	3,203,446
Lead pounds					2,453,485	2,453,485

Revenue Split
Gold	54%	42%	100%	100%
Silver	46%	58%			NM
Zinc					NM
Lead					NM

Adjusted costs applicable to sales
Gold ($/oz)	$609	$1,370	$972	$887
Silver ($/oz)	$9.13	$16.27			NM
Zinc ($/lb)					NM
Lead ($/lb)					NM
Note: “NM” means not meaningful.
Reconciliation of Costs Applicable to Sales
for Three Months Ended December 31, 2020

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$48,672	$36,828	$42,486	$24,300	$—	$152,286
Amortization	(12,516)	(5,112)	(13,179)	(2,848)	—	(33,655)
Costs applicable to sales	$36,156	$31,716	$29,307	$21,452	$—	$118,631
Inventory Adjustments	(24)	24	(56)	(49)	—	(105)
By-product credit	—	—	—	(864)	—	(864)
Adjusted costs applicable to sales	$36,132	$31,740	$29,251	$20,539	$—	$117,662

Metal Sales
Gold ounces	35,359	8,672	31,830	21,539		97,400
Silver ounces	1,766,714	912,335		35,794	—	2,714,843
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	53%	42%	100%	100%
Silver	47%	58%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$542	$1,537	$919	$954
Silver ($/oz)	$9.61	$20.18			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—

Reconciliation of Costs Applicable to Sales Adjusted for Recovery Rate Adjustment
for Year Ended December 31, 2021

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$189,717	$151,427	$187,998	$104,617	$4,797	$638,556
Amortization	(36,062)	(20,187)	(54,933)	(11,038)	(4,797)	(127,017)
Costs applicable to sales	$153,655	$131,240	$133,065	$93,579	$—	$511,539
Inventory Adjustments	(203)	(8,015)	(512)	(256)	—	(8,986)
Rochester recovery rate adjustment	—	(8,628)	—	—	—	(8,628)
By-product credit	—	—	(370)	(2,208)	—	(2,578)
Adjusted costs applicable to sales	$153,452	$114,597	$132,183	$91,115	$—	$491,347

Metal Sales
Gold ounces	108,806	27,697	122,181	91,663		350,347
Silver ounces	6,805,816	3,241,624	—	86,397	—	10,133,837
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	47%	38%	100%	100%
Silver	53%	62%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$663	$1,572	$1,082	$994
Silver ($/oz)	$11.95	$21.92			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—
Reconciliation of Costs Applicable to Sales for 2022 Guidance

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf
Costs applicable to sales, including amortization (U.S. GAAP)	$211,800	$148,540	$185,494	$106,175
Amortization	(34,183)	(20,094)	(48,763)	(8,378)
Costs applicable to sales	$177,617	$128,446	$136,731	$97,797
By-product credit	—	—	—	(1,802)
Adjusted costs applicable to sales	$177,617	$128,446	$136,731	$95,995

Metal Sales
Gold ounces	105,255	38,912	116,502	75,261
Silver ounces	6,501,289	3,405,155		75,093

Revenue Split
Gold	49%	46%	100%	100%
Silver	51%	54%

Adjusted costs applicable to sales
Gold ($/oz)	$750 - $850	$1,490 - $1,590	$1,150 - $1,250	$1,225 - $1,325
Silver ($/oz)	$13.50 - $14.50	$20.75 - $22.75

Reconciliation of Costs Applicable to Sales for 2021 Guidance

In thousands (except metal sales, per ounce or per pound amounts)	Palmarejo	Rochester	Kensington	Wharf
Costs applicable to sales, including amortization (U.S. GAAP)	$195,983	$133,836	$181,100	$106,710
Amortization	(36,400)	(17,560)	(55,930)	(11,550)
Costs applicable to sales	$159,583	$116,276	$125,170	$95,160
By-product credit	—	—	—	(2,635)
Adjusted costs applicable to sales	$159,583	$116,276	$125,170	$92,525

Metal Sales
Gold ounces	107,500	29,800	123,500	91,400
Silver ounces	6,765,200	3,260,600		102,100

Revenue Split
Gold	46%	39%	100%	100%
Silver	54%	61%	—	—

Adjusted costs applicable to sales
Gold ($/oz)	$635 - $735	$1,450 - $1,550	$1,010 - $1,110	$960 - $1,060
Silver ($/oz)	$11.75 - $12.75	$21.00 - $23.00